April 3, 2025

Pat Schultz

Re: Offer Letter

Dear Pat:

Microvast Holdings, Inc. (“Microvast” or the “Company”) is pleased to offer you employment with the Company according to the terms outlined herein (the “Agreement”).

1)	Start Date. We anticipate your first day of employment with the Company will be April 21, 2025 (the “Start Date”). You will be an at-will employee whose employment may be terminated by the Company or you at any time and for any reason or no reason, subject to any notice requirements set forth in this Agreement. Your employment under this Agreement will commence as of the Start Date and will, subject to earlier termination of your employment under this Agreement, continue until the third anniversary of the Start Date (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given or your employment is earlier terminated in accordance with the terms of this Agreement, the period of your employment shall, as of and following the expiration of the Initial Term, be automatically extended for additional 12-month periods (individually, and collectively, the “Renewal Term”). The period from the Start Date until the termination of your employment under this Agreement, including the Initial Term, and any Renewal Term, is referred to as the “Term.” The Company or you may elect to terminate the automatic extension of the Term by giving written notice of such election not less than 90 days prior to the end of Initial Term or any Renewal Term, as applicable (the “Non-Renewal Notice”).
2)	Position. Your title will be Chief Financial Officer of the Company. You will report to the Company’s Chief Executive Officer, and will be based at the Company’s headquarters in the Houston, Texas metropolitan area (currently 12603 Southwest Freeway, Suite 300, Stafford, TX 77477), subject to (i) reasonable periodic travel to the other worldwide locations of the Company and its subsidiaries, and (ii) such other reasonable travel as the performance of your duties and the business of the Company may require.
3)	Duties. In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position as the Chief Financial Officer and as may be assigned to you from time to time by the Chief Executive Officer of the Company, including the duties set forth in the job description previously provided to you by the Company. You agree, during the Term, to devote your full business time, energy and efforts to the business and affairs of the Company and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company.
4)	Compensation. Your initial compensation is summarized below. Your compensation is subject to increase (but not decrease) at the discretion of the Chief Executive Officer, and subject to approval by the Board of Directors of the Company (“the Board”) or a duly authorized committee thereof based on individual and Company performance.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 1 -

a)	Base Salary. Your annual base salary will be $420,000, less customary withholding and other authorized deductions. Your base salary will be paid according to the Company’s normal payroll practices as in effect from time to time.
b)	Annual Short-Term Incentive. You will be eligible for an annual bonus under the Company’s annual short-term incentive program, as approved by the Board or an applicable committee of the Board from time to time, with a target opportunity of 45% of base salary, prorated for a partial calendar year, paid in respect of a calendar year (“Annual Bonus”). The actual amounts paid will be subject to individual and Company performance, which performance criteria will be provided to you in writing prior to the start of each calendar year, and will be payable when bonuses are otherwise paid to executive employees of the Company, subject to your continued employment with the Company through the payment date.
c)	RSU Award. On or as soon as administratively practicable after the Start Date, you will be granted an award of 35,000 time-vesting restricted stock units pursuant to the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “Equity Plan”), vesting in equal installments on the first, second and third anniversaries of the grant date, subject to your continued employment through each vesting date and otherwise subject to approval by the Board or a committee of the Board and the terms and conditions of the Equity Plan and the applicable award agreement, which will be consistent with the terms of this Agreement.
d)	Stock Option Award. As soon as administratively practicable after the Start Date, you will be granted options to acquire 300,000 shares of Company common stock (the “Stock Option Award”) pursuant to the Equity Plan, with an exercise price equal to the fair market value of a share of the Company’s common stock on the grant date and vesting in equal installments on the first, second and third anniversaries of the grant date (each, a “Vesting Date”), subject to your continued employment through each vesting date and otherwise subject to approval by the Board or a committee of the Board and the terms and conditions of the Equity Plan and the applicable award agreement, which will be consistent with the terms of this Agreement.
e)	Annual Long-Term Incentive. You will be eligible to participate in the Company’s long- term incentive program, as approved by the Board or a committee of the Board from time to time (the “LTI Program”). The amounts, form and terms and conditions of awards under the LTI Program, if any, will be determined and approved by the Board or a committee of the Board.
5)	Benefits.
a)	Insurance. Your position is eligible for standard group health, dental and vision benefits offered to our full-time, U.S.-based employees. Our group health insurance plan provides for participation by new employees on the first calendar day of the month following hire.
b)	Paid Time Off. Your position is eligible for fifteen (15) days of paid time off annually. Paid time off will be prorated for a partial year of service.
c)	401(k). On the first calendar day of the month following completion of 3 months of employment, you will be eligible to participate in our 401(k) Retirement Plan.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 2 -

d)	Other Benefits. You will be eligible to participate in any other compensation or benefit plans or programs that the Company establishes and makes available to its employees of similar status from time to time, provided that you are eligible under (and subject to all provisions of) the terms and conditions of those plans or programs.
e)	Expense Reimbursement. The Company will promptly reimburse you for reasonable documented business expenses incurred in accordance with its expense reimbursement policy and procedures as in effect from time to time.
6)	Termination of Employment.
a)	Termination for Any or No Reason. Your employment with the Company will at all times be on an “at-will” basis and nothing in this Agreement provides you the right to employment for any specified period. The Company and you each have the right to terminate your employment at any time for any reason or for no reason, subject to any notice requirements set forth in this Agreement. Upon termination of your employment for any reason set forth in Sections 6(b), (c) or (d) below, whether by the Company or you, you will receive payment of (i) your accrued base salary through and including the date of termination, (ii) any reimbursements for expenses incurred but not yet paid as of your date of termination, and (iii) any other amounts or benefits required to be paid or provided to you by applicable law or accrued and vested for your benefit under the compensation and benefit plans, programs, policies and practices of the Company as may be in effect from time to time (collectively, the “Accrued Amounts”). Payment of the amounts in clause (i) of the immediately preceding sentence shall be made no later than the regularly scheduled payday following termination of your employment (or such earlier date as required by applicable law). Payment of any amounts payable under clause (ii) shall be paid in accordance with the Company’s expense reimbursement policies. Payments or benefits under clause (iii) shall be paid or provided in accordance with the terms of the applicable plan, program, policy or practice or contract or agreement. In the event of your death, the Accrued Amounts shall be paid to your estate.
b)	Termination due to Death or Disability. Your employment with the Company will automatically terminate upon your death and may be terminated by the Company upon at least 30 days’ written notice from the Company due to your Disability (as defined in the Company’s long-term disability plan). If your employment with the Company is terminated by reason of your death or Disability, and subject to your timely execution and non-revocation of a general release of claims in favor of the Company in the event of a termination due to your Disability and compliance with all restrictive covenants applicable to you, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, you (or your estate) will be entitled to, in addition to the Accrued Amounts: if all annual bonus targets established by the Company are met, any Annual Bonus for the completed calendar year that ended immediately prior to calendar year in which your termination of employment occurred but for which payment has not been made, payable as a lump sum cash payment no later than March 15 of the calendar year immediately following the calendar year in which your employment terminated.

c)	Termination for Cause; Resignation without Good Reason. Your employment with the Company may be terminated by the Company for Cause or by you without Good Reason (including as a result of termination due to your timely providing a Non-Renewal Notice) at any time. If your employment with the Company is terminated by the Company for Cause or as a result of your resignation other than for Good Reason, you will only be entitled to payment of the Accrued Amounts, payable in accordance with Company policies and practices, and you will have no further right to receive any other compensation or benefits from the Company or any of its subsidiaries or affiliates.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 3 -

For purposes of this Agreement, “Cause” means the termination of your employment due to: (a) your substantial failure to perform your duties as an employee and Chief Financial Officer of the Company with a level of competence reasonably expected of a Chief Financial Officer of a public company, as determined by the Board or a committee thereof; (b) your performance of any act or failure to perform any act that is materially injurious or to the detriment of the Company or its subsidiaries or affiliates; (c) your intentional misconduct or breach of a policy of the Company or any of its subsidiaries or affiliates; (d) your commission of, admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (e) any act or substantial involvement in an act that could reasonably be expected to bring you or the Company or any of its subsidiaries or affiliates into public disrepute, scandal, contempt or ridicule; (f) your misappropriation of funds or fraud; (g) violation of any fiduciary duty owed to the Company or any of its subsidiaries or affiliates; or (h) your material breach of this Agreement. Whether or not an event giving rise to “Cause” has occurred will be determined solely by the Board or a committee thereof, whose determination shall be final and binding on all parties.

d)	Termination without Cause; Resignation for Good Reason. Your employment with the Company may be terminated by the Company without Cause (which for purposes of this Agreement shall include a termination resulting from the Company providing you with a Non-Renewal Notice) upon 30 days’ written notice to you or by you for Good Reason. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, and subject to your timely execution and, if applicable, non-revocation of a general release of claims in favor of the Company and compliance with all restrictive covenants applicable to you, you will be entitled to, in addition to the Accrued Amounts: (i) continued payment of your base salary for a period of nine (9) months, starting on the 30th day after termination of employment and payable in accordance with the Company’s ordinary payroll practices as established from time to time, (ii) if all annual bonus targets established by the Company are met, any Annual Bonus for the completed calendar year that ended immediately prior to calendar year in which your termination of employment occurred but for which payment has not been made, payable as a lump sum cash payment no later than March 15 of the calendar year immediately following the calendar year in which your employment terminated, and (iii) if any portion of the Stock Option Award remains unvested, a prorated portion of one-third of your Stock Option Award will become fully vested and exercisable on the date of such termination without Cause or resignation for Good Reason, provided that such prorated number will be calculated based on the number of days that have elapsed since the most recent Vesting Date (or grant date, if no Vesting Date has occurred) and the date of termination, with any performance metrics earned at the end of the relevant performance period based on actual performance. For purposes of this Agreement, “Good Reason” means, without your advance written consent: (i) a material reduction in your authority, duties or responsibilities such that they are fundamentally irreconcilable with your position as Chief Financial Officer of the Company; (ii) a material reduction in your base salary (unless reductions comparable in percentage and duration are concurrently made for substantially all other executives of the Company); (iii) a change in your primary work location to a location outside of the Greater Houston area; or (iv) a material breach by the Company of this Agreement. You will not be deemed to have terminated your employment for Good Reason unless you provide the Company with written notice of such event within 90 days after the initial occurrence thereof and describe such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice and you terminate your employment within 30 days of the expiration of such cure period.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 4 -

7)	Additional Terms and Conditions.
a)	Background Check and Administrative Matters. This offer of employment is contingent on the outcome of a routine background check and any reference checks. Please sign and return the “Microvast Background Check Notification and Release Form”, which authorizes Microvast to complete a background check investigation. When commencing your employment with the Company in the United States, you will also be required to provide documentation demonstrating your authorization to work in the United States. This documentation must be provided no later than the third business day following your commencement of services in the United States. No later than three business following your Start Date, you must have completed and delivered to the Company all applicable tax withholding forms.
b)	Company Policies; Employee Representations. As a condition to employment, you will be expected to abide by all Company policies, procedures, rules and regulations, and you will be required to sign an “Employee Confidentiality and Invention Assignment Agreement”, attached hereto as Exhibit 1. In addition, by signing this Agreement, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party that you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer of any other party. If any previous employer asserts a colorable claim that you have committed a breach of any contractual or other material duty to such previous employer, Microvast may immediately terminate your employment without payment of any amounts hereunder other than your Accrued Amounts. In the event of such a colorable claim, Microvast is not obligated to indemnify you for any damages or to provide a defense against such claims.
c)	Non-Disparagement. You agree and covenant that you will never make or otherwise communicate any defamatory, disparaging or otherwise negative verbal or written comments regarding the Company or any of its present or former affiliates. You will not disparage the Company or its current or former directors, officers, employees, agents or affiliates or otherwise take any action that could be reasonably expected, or that have the purpose and effect, to adversely affect in any manner (i) the conduct of any member of the Company or any of its present or former affiliates or (ii) the business reputation, goodwill or relationships of the Company or any of its present or former affiliates. This Section 7(c) does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Nothing herein will preclude you from testifying truthfully in a legal proceeding if called upon to do so.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 5 -

d)	Tax Withholding; Section 409A. All payments and benefits under this Agreement are subject to applicable tax and other customary withholdings. The compensation and benefits provided by this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will be interpreted and construed consistent with that intent. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with Section 409A of the Code. If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then to the extent required by Section 409A of the Code, no payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code will be made or commence during the period beginning on the date of your termination and ending on the date that is six months following your termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid to you on the fifteenth day of the first calendar month following the earlier of the end of such six-month period or the date of your death. Each amount to be paid or benefit to be provided under this Agreement will be construed as a separate and distinct payment for purposes of Section 409A of the Code. Payments with respect to reimbursements of expenses will be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. No right to reimbursement of expenses under this Agreement will be subject to liquidation or exchange for another benefit.
e)	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and Microvast relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, discussions, understandings, negotiations or representations, whether oral or written, express or implied, relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by you and Microvast. The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
f)	Successors. This Agreement is personal to you and will not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 6 -

If the Company is merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 7(k) shall continue to apply to each subsequent employer hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

g)	Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.
h)	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, void, illegal or unenforceable, then such body will modify or place the language of such provision with a valid and enforceable substitute but only to the minimum extent necessary to render such provision legal and enforceable. All remaining provisions of this Agreement will be unaffected and continue in full force and effect.
i)	Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
j)	Governing Law. The resolution of any disputes under this Agreement will be governed by the laws of the state of Texas (other than its conflict of law rules). You agree that mandatory venue for any lawsuit arising out of your employment with the Company shall be in the federal or state courts sitting in Harris County, Texas.

We welcome your talents and contributions in making Microvast a profitable and thriving global company. We look forward to working with you. Please acknowledge your acceptance of these terms by signing below.

Sincerely, Wu Yang

Founder, Chairman, and CEO

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 - 7 -

ACKNOWLEDGEMENT: To indicate your acceptance of the Company’s offer of employment as set forth in the Agreement, please sign and date this Agreement in the space provided below. By entering into this Agreement, you are confirming that you are not under any restrictive covenants, including but not limited to non-competition agreements and non-solicitation agreements that would preclude you from fulfilling the job responsibilities of Chief Financial Officer set forth in this Agreement.

Accepted and Agreed:

/s/ Pat Schultz	April 3, 2025

Pat Schultz	Date

This offer expires one week from the date of this Agreement.

Please scan/email a signed copy to indicate acceptance of offer.

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